Exhibit 99.2

Summary of Final Terms for Wood Compensation

COMPENSATION
Position	Executive Vice President of Marketing and Clinical Development

Term of Employment	At will employment. Employment may be terminated by Susan Wood (“Wood”) or Vital Images, Inc. Company (“the Company”), at any time.

Salary	$190,000 base salary.

Incentive Bonus

50% of base salary (pro-rated based upon start date of September 8, 2005) and will be based on achievement of a combination of both company and personal performance goals: corporate revenue—45% of incentive target; corporate profitability—30% of incentive target; and personal—25% of incentive target.

Stock Options Number of Shares Vesting Schedule

Option for 110,000 shares.
Vests as to 20,000 shares on December 15, 2005.  As to 90,000 shares, 28% will vest on the one-year anniversary of start date of September 8, 2005, and 2% will vest each month thereafter.

Restricted Stock Number of Shares Vesting Schedule	15,000 shares Vests as to 25% on each one-year anniversary of start date of September 8, 2005.

Signing Bonus	$60,000, payable as to $30,000 on September 15, 2005, and as to $30,000 at time of Incentive Bonus payout, if Wood is still employed with the Company on that date.

Benefits

Wood will be eligible to participate in the Company’s employee benefit plans, policies and arrangements applicable to other employees including: participation in the contributory health, dental and disability insurance; and participation in the Company 401(k) plan and Employee Stock Purchase Plan.

Time-Off	Wood will receive twenty (20) days of vacation per year, and ten (10) paid holidays per year.

Severance

If Wood is terminated without Cause or resigns for Good Reason, and provides an execution of a full release of claims, Wood shall receive six (6) months of severance pay based on her base salary at the time of termination, less any applicable withholdings or deductions, to be paid within ten (10) days after the expiration of any applicable rescission periods.

If Wood is terminated following a Change in Control, for any reason other than death, “Cause,” “Disability” or “Retirement,” or if Wood terminates her employment with the Company for any reason, including but not limited to, “Good Reason,” and the termination occurs either (i) within 12 months following a “Change in Control,” or (ii) before a change in control if her termination was a condition of the Change in Control or at the request or insistence of a “Person” related to the Change in Control, she would be entitled to a lump sum severance cash payment equal to her annual base salary in effect on the date of the Change in Control multiplied by two. In this event, Wood would also be entitled to continuation of her participation in the Company’s employee welfare benefits in which she was eligible to participate in the 90-day period immediately preceding the Change in Control, for a period of 24 months following her termination. The amount of severance benefits received by Wood will be reduced if they are excess parachute payments by the lesser of the amount that causes them not be excess parachute payments or the amount of the applicable excise tax, whichever reduction provides the largest net payment to Wood.

Confidential Information and Intellectual Property	Wood will execute a standard employment agreement containing terms and conditions regarding confidential information and protection of intellectual property.

Indemnification

Wood shall be provided indemnification on terms no less favorable than that provided to any other Company executive officer or director, including, if applicable, appropriate directors and officers insurance.